Exhibit 10.1

AGREEMENT REGARDING TRANSFER OF

CERTAIN COPYRIGHTS AND AMENDMENT TO

EXISTING AGREEMENTS

This Agreement Regarding the Transfer of Certain Copyrights and Amendment to Existing Agreements (“Agreement”) is dated April 24, 2006, by and between Prosoft Learning Corporation, a Nevada corporation (“Prosoft”) and ProsoftTraining Japan, Inc., a Japanese corporation (previously referred to as “PJK,” now known as “PTJ”).

WHEREAS:

A.	Prosoft and PTJ entered into (i) a Trademark License and Distribution Agreement dated as of January 30, 2001, as amended from time to time (the “Trademark Agreement”); (ii) a Content License and Distribution Agreement dated as of January 30, 2001, as amended from time to time (the “Content Agreement”); (iii) a Letter Agreement dated as of May 29, 2004 (the May Letter Agreement”); (iv) the Letter Agreement dated as of December 16, 2003, (together with the May Letter Agreement, the “Letter Agreement”); and (v) the Service Agreement dated as of November 4, 2004 (the “Service Agreement” ) (collectively the “Existing Agreements”); and

B.	The parties hereto desire that certain copyrights be transferred to PTJ and copyrights to certain materials vest in PTJ at the time of the creation of such materials; and

C.	The parties hereto desire to set forth their understandings regarding the transfer of copyrights and other matters as set forth herein and amend the Existing Agreements to the extent set forth herein.

Now therefore for good and valuable consideration, the receipt and sufficiency of which is acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

1.	Payment of Fees In consideration for the rights granted to PTJ under this Agreement, PTJ agrees to pay Prosoft a non-refundable one-time fee of $700,000 (“Fee”) . The parties acknowledge that PTJ has made an upfront payment of $100,000 on April 7, 2006 and that such amount shall be appropriated to and deducted from the Fee owed and outstanding as of the date hereof.

2.	Definitions

The following terms shall have the following meaning respectively. All terms used herein not otherwise defined shall have the meanings set forth in the Trademark Agreement, the Content Agreement, and the Letter Agreement.

a.	“CIW Content” means that part of Prosoft Content and Prosoft’s copyrighted print materials and the content therein under the CIW mark or used with respect to the CIW curriculum (together with all associated electronic student exercises suitable for distribution on a floppy disk or CD-ROM), as the same may be amended and updated from time to time.

b.	“CIW Reformatted Content” means the modifications, translations and alterations by PTJ to the CIW Content as authorized by the Existing Agreements.

c.	“CIW Exam” means all or any part of Prosoft’s copyrighted high-stake CIW certification tests, the successful completion of which is required for certification in one or more CIW area of expertise.

d.	“CIW Reformatted Exam” means all or any part of a CIW Exam that PTJ has translated into the Japanese language.

e.	“New Courseware” means new web development or internet training curriculum in the Japanese language in any format or medium, including, but not limited to print, multimedia, interactive CD-ROM and/or DVD self-instruction and online Internet-based instruction created by PTJ that does not rely on, is not based on or is not a translation of the CIW Content.

f.	“New Exam” means a new test related to web development or Internet training in the Japanese language created by PTJ that does not rely on or is not a translation of the CIW Exam but can be used for certification in one or more CIW area of expertise.

g.	“Effective Date” means April 27, 2006.

3.	Transfer of Copyrights and Grant of Certain Rights

3.1	Transfer of Copyrights in CIW Reformatted Content. The parties acknowledge that PTJ has previously created CIW Reformatted Content under license from Prosoft, the copyright to which is owned by Prosoft. As such, Prosoft hereby irrevocably assigns, transfers and delivers to PTJ all right, title and interest in and to the CIW Reformatted Content, as translated into Japanese, including all copyrights and moral rights relating thereto. Prosoft hereby expressly acknowledges that PTJ will create Japanese translations of CIW Content in the future, and the copyrights of such resultant CIW Reformatted Content will belong to PTJ. For the avoidance of doubt, PTJ’s exercise of its rights in the CIW Reformatted Content shall be unrestricted and shall not be subject to Prosoft’s rights in the copyrights to the underlying English language works. Prosoft shall provide all reasonably requested cooperation to PTJ to complete such transfer and record such transfer in any applicable national copyright office.

3.2	Exclusive Translation Rights. Prosoft grants to PTJ exclusive right to translate the CIW Exams into the Japanese language as a work-made-for-hire.

3.3	Right to Create New Courseware. PTJ shall have the right to create New Courseware and all right, title and interest in and to New Courseware including all copyrights and moral rights relating thereto shall automatically vest in PTJ from the time of creation and shall not be transferred to or become the property of Prosoft at anytime.

3.4	Right to Create New Exams. PTJ shall have the right to create New Exams, with respect to which PTJ shall be permitted to exercise its copyrights without limitation and without consultation with Prosoft, provided that (a) the quality of such New Exams is approved by Prosoft prior to their being made commercially available; (b) Prosoft and PTJ agree on appropriate revenue sharing for such New Exams, and (c) such New Exams are not directly competitive with CIW Exams.

3.5	Transfer of Copyright to CIW Reformatted Exams. Prosoft is and shall remain the copyright owner of the CIW Reformatted Exams unless the following occurs: In the event that any type of CIW Exam is not offered in the United States for a period of thirty (30) or more consecutive days (other than due to test updating or other reasons related to test maintenance), the ownership of copyrights for the CIW Reformatted Exams corresponding to such discontinued type of the CIW Exams shall have been deemed transferred to PTJ immediately upon cessation of offering of such CIW Exams by Prosoft and expiration of such 30-day period.

3.6	Exam Distribution Rights. PTJ shall have the exclusive right to distribute the CIW Reformatted Exams and New Exams, as well as the CIW Reformatted Content and New Courseware, on a worldwide basis. However, nothing in this Agreement gives PTJ the right to distribute any CIW Content that is not in the Japanese Language.

3.7	Trademark License. Prosoft shall grant PTJ an exclusive (except as to Prosoft) license to use Prosoft’s trademarks on a worldwide basis, including the CIW trademarks, all as attached hereto as Exhibit A, as well as any future trademarks Prosoft may adopt to use in connection with the CIW Exams (“Trademarks”) with respect to the CIW Reformatted Exams, the New Exams (subject to restrictions in Section 3.4) and New Courseware. Ownership of the Trademarks shall remain with Prosoft. However, nothing in this Agreement gives PTJ the right to use the Trademarks with respect to CIW Content that is not in the Japanese Language.

3.8	Limitation on Rights Granted. Nothing herein should be construed to grant PTJ the right to translate the CIW Courseware or CIW Exams into any language other than Japanese or to create New Courseware or New Exams in any language other than Japanese.

3.9	Prosoft to Retain all Other Copyrights. Except as set forth herein, no copyrights shall be transferred to or granted to PTJ and the description of the ownership of copyrights in the Existing Agreements shall be deemed to be amended by the provisions herein so that any provision in such description that conflicts with the terms hereof shall be deemed amended so that it complies with the terms hereof.

4.	CIW Authorized Training Provider Program and Pricing Provisions

4.1	Amendment to Provisions Regarding CIW Authorized Training Providers. The parties agree that the following provisions shall govern all agreements between them regarding CIW authorized training providers:

a. General. All ATPs or AAPs (jointly referred to herein as “ATP”) enrolled by PTJ will be required to follow all contractual requirements of the Prosoft ATP Agreement in the form in use at the time an ATP is enrolled. The ATP will be contractually obligated to PTJ and PTJ will have the right to reject new ATPs for not meeting the threshold requirements stated in the ATP contract and for terminating ATPs for contractual breach. Prosoft shall have the right to receive copies of all ATP contracts and to sign such contracts as a third-party beneficiary in that Prosoft has the interest in the revenue sharing of CIW Reformatted Exams and New Exams.

b. Association Fees. For each ATP or AAP signed up by PTJ, PTJ shall retain One-Hundred Percent (100%) of the ATP association fee.

c. Advertising. PTJ will advertise the training classes or any integrated skills training program that utilize the CIW Reformatted Content or the New Courseware as preparatory to pass the CIW Reformatted Exams or New Exams offered through the Delivery Service Providers. At a minimum, those Prosoft Marks designated by Prosoft pursuant to this Agreement shall be prominently displayed as reasonably directed by Prosoft in advertising the training classes or skills training programs.

d. Listing of ATPs on Prosoft’s Website. PTJ will submit to Prosoft specific address and contact information about new ATPs who have paid their association fees. Upon receipt of such information, Prosoft will display such ATP’s name and other contact information on Prosoft’s CIW training community website, www.ciwcertified.com. PTJ will be responsible for notifying Prosoft if any such ATP contract expires or terminates for any reason or if there is any change of information relating to an ATP.

4.2	No License Fees for NEW Courseware, CIW Reformatted Content. PTJ shall not be required to pay any licensing or other fees, with respect to CIW Reformatted Content or New Courseware, except for the fees stated herein and any reference to licensing fees related to CIW Reformatted Content in any of the Existing Agreements shall be deemed stricken therefrom.

5.	Term and Termination

5.1	Term. This Agreement shall commence on the Effective Date and will continue in perpetuity.

5.2	Termination. This Agreement and all rights granted hereunder can be terminated by either party upon any uncured material breach by the other party of this Agreement. In no event shall PTJ be entitled to a return of the Fee. In the event of such termination, PTJ shall have the right to continue to exercise all copyrights granted to it without interruption and such rights shall not be effected by the termination of this Agreement. Provided further that in the case of termination by PTJ due to any uncured material breach on the part of Prosoft, any license granted to PTJ hereunder shall survive such termination in perpetuity. Any termination provision in any of the Existing Agreements that conflicts with the right of PTJ to continue to exploit the copyrights granted to it hereunder shall be deemed amended so that such termination provision will have no effect on PTJ’s right to exploit any copyright that it owns.

6.	Notice.

The parties agree that any notice to be provided pursuant to this Agreement or any of the Existing Agreements shall be delivered to the following addresses until and unless any other address has been specified by the notice hereunder:

To Prosoft:	Prosoft Learning Corporation.
410 N. 44th Street, Suite 600
Phoenix, AZ 85008
Attention: Contracts Department
Telephone: 602.794.4121
Facsimile No.: 602.794.4120

To PTJ:	ProsoftTraining Japan, Inc.
1-5-7 Kaji-cho Chiyoda-ku
Tokyo, Japan 101-0044
Attention: Yasutoshi Nishikawa
Telephone: 813-3251-6931
Facsimile No: 813-3251-6996

7.	Transferability of Interests

The parties agree that PTJ may assign this Agreement or any Existing Agreement subject to the following conditions:

PTJ may not make any assignment or delegate any of its duties, in whole or in part, to any other entity without the express written consent of Prosoft except that PTJ may make an assignment to its parent company, affiliates, or subsidiaries upon written request to Prosoft and Prosoft’s written approval, such approval not to be unreasonably withheld. Any conflicting provision in any of the Existing Agreements shall hereby be deemed deleted.

8.	Amendment to the Service Agreement

The parties agree that Section 2 of the Service Agreement shall be replaced as follows:

PTJ and Prosoft shall share the “Net Proceeds” earned from sale of the CIW Reformatted Exams on a fifty-fifty basis. Net Proceeds shall be defined as the proceeds earned after making deductions for costs related to Delivery Service Providers for distributing the CIW Reformatted Exams.

9.	Trademark Agreement, Content Agreement and Service Agreement Remain in Full Force and Effect

Except as set forth herein all terms and conditions of the Existing Agreements shall remain in full force and effect and each of the Existing Agreements shall from and after the Effective Date hereof be read as a single integrated document incorporating the changes effected by any previous amendments and this Agreement. If there are any conflicts between the terms of the Existing Agreements or this Agreement, this Agreement shall prevail. For the avoidance of doubt, the amendments hereby made shall not affect in any way the transactions made heretofore pursuant to the Existing Agreements.

10.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Japan. In the case of any dispute arising from or in connection with this Agreement or any of the Existing Agreements, the Tokyo District Court shall have the exclusive jurisdiction over such dispute as the court for the first instance trial.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as to the date first written above.

Prosoft Learning Corporation	ProsoftTraining Japan, Inc.

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date: